EXHIBIT 10.34

American Enterprise Park

Morris Plains, New Jersey

Immunomedics, Inc.

FOURTH AMENDMENT

Expansion/Extension Agreement

This Fourth Amendment to Lease made as of this day of August 15th 2001 between Baker Properties Limited Partnership, a Connecticut limited partnership, having an office at 485 Washington Avenue, Pleasantville, New York 10570 (“Lessor”) and Immunomedics, Inc., having an office at 300 American Road, Morris Plains, New Jersey 07950 (“Lessee”).

WITNESSETH:

WHEREAS, Lessor and Lessee previously entered into a Lease Agreement (“Master Lease”) dated January 16,1992; which was amended by a First Addendum dated May 5, 1993 (“First Addendum”), a Second Addendum dated March 29, 1995 (“Second Addendum”), and a Letter Amendment dated October 5, 1998 (“Third Amendment”) collectively referred to as the “Lease”; and

WHEREAS, the Lessee and Lessor desire to increase the square footage of the Demised Premises by an additional 15,382 sq. ft as outlined in orange on Exhibit A and to extend the Term of the Lease scheduled to expire on May 31, 2002 for an additional 20 years, all in accordance with the contents of this Fourth Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth and for good and valuable consideration, the parties hereby agree to amend the Lease as follows:

1. All capitalized words used herein are as defined in the Lease, if not defined herein.

2. The effective date and commencement date of this Fourth Amendment (“Effective Date”) shall be the first day of the month following the month in which the Lessor enters into a new mortgage on the Building in which the Demised Premises is located, and said mortgage is recorded on the appropriate land records. Prior to such event, this Fourth Amendment shall have no force or effect.

In the event that Lessor is unable to obtain such satisfactory financing within 120 days from the execution date of this Amendment, Lessor at Lessor’s sole option shall have the right to terminate this agreement and this agreement shall become null and void. If this Addendum is terminated as per this Article, neither Lessor nor Lessee shall have any claims whosoever against the other for any costs arising out of this Addendum.

3. Upon, and not until, the Effective Date, the First Amendment, Second Amendment and Third Amendment are hereby declared null and void and are no further in force or effect.

4. The following Articles of the Master Lease are herein modified as follows:

(a) Article 1 (a) Demised Premises is deleted in its entirety and the following substituted therefore:

(a) Lessor demises and lets to Lessee and Lessee leases and takes from Lessor the grade level space outlined in red on Exhibit “A” attached hereto and made a part hereof, and the mezzanine space outlined in green on Exhibit “A” located above a portion of the grade level space (collectively called Demised Premises”), consisting of approximately 74,141 square feet, forming part of the building containing approximately 84,119 square feet (the “Building”) constituting part of the Complex, outlined in black on Exhibit “B” located at 300 American Road, Morris Plains, New Jersey, consisting of the land and all structure and improvements, now or hereafter located on the land (“Complex”).

(b) Article 2 Term is deleted in its entirety and the following substituted therefore:

The term of the Lease shall be twenty (20) years (“Extended Term”) commencing on the Effective Date. Within fifteen (15) days of Effective Date, Lessor and Lessee shall execute and deliver to each other, duplicate originals of a commencement date statement, in recordable form, which shall specify the commencement and expiration dates of the Term (“Commencement Date Statement”), and upon execution the Commencement Date Statement shall be deemed a part of this Addendum.

(c) The rent schedule first paragraph of Article 3 (a) is deleted in its entirety (the balance of said Article 3 (a) and Article 3 remaining unamended) and the following rental schedule shall be substituted therefore:

(a) Lessee shall pay a Basic Rent during the Term hereof pursuant to the following schedule:

Lease Years	Annual Basic Rent	Monthly Basic Rent
1 through and including 5	$544,936.36	$45,411.36
6 through and including 10	556,057.50	46,338.12
11 through and including 15	715,460.65	59,621.72
16 through and including 20	834,086.25	69,507.19

The Basic Rent shall be paid in equal monthly installments, in advance on the first day of each day of each month of the Term of this Lease.

(d) Article 4 entitled “Improvements” is deleted in its entirety and the following is substituted therefore.

Lessee’s Work

1. Within thirty (30) days following the Effective date of this Lease, Lessee shall submit to Lessor, for Lessor’s written approval, which shall not be unreasonably withheld or delayed, at Lessee’s own cost and expense, plans for the Demised Premises, prepared by architects and engineers (where applicable) and others previously approved by Lessor which approval shall not be unreasonably withheld or delayed, describing all work (Lessee’s Work), other than Lessor’s Work as further herein defined including without limitation, trade fixtures and equipment, lighting fixtures and appliances, and Lessee shall also deliver to Lessor a detailed statement of the estimated cost of Lessee’s Work. If Lessor fails to approve or disapprove Lessee’s work within 15 days following Lessor’s receipt of Lessee’s plans, the Lessee’s Work shall be deemed approved. Such plans and specifications shall be prepared in, and Lessee’s Work shall be completed in, conformity with all applicable laws, codes, orders, rules, regulations and requirements and Lessor’s approval shall not be a waiver of the foregoing requirement nor impose any liability or responsibility upon Lessor for the legality or adequacy of such plans and specifications.

2. Lessee shall employ in the performance of Lessee’s Work, only such labor as will not cause any controversy with any labor organization, representing trades performing work for Lessor, its contractors and subcontractors, in and about the Complex. All contractors performing work for Lessee shall be subject to Lessor’s prior approval, which shall not be unreasonably withheld, conditioned or delayed.

3. Lessee shall be responsible for obtaining all permits from governmental agencies having jurisdiction, prior to the commencement of any Lessee’s Work and all certificates of occupancy and other documents reasonably required by Lessor to evidence completion of Lessee’s Work.

4. Lessee shall cause such contractors employed by Lessee to carry workmen’s compensation insurance in accordance with statutory requirements and comprehensive liability insurance covering such contractors in amounts not less than $1,000,000 single combined limit, which policy shall name Lessor as an additional insured, and Lessee shall submit certificates evidencing such insurance coverage to Lessor prior to the commencement of any work.

5. In accordance with Article 16 of the Lease, Lessor and Lessee shall jointly prepare, prior to Lessor’s approval of Lessee’s Work, a schedule describing the restoration work that Lessee shall perform, at its sole cost and expense, upon the expiration of the Extended Term. Lessee shall have no obligation to restore or remove any of Lessee’s Work other than as set forth on said schedule.

(e) Article 32 entitled “Option to Renew” is deleted in its entirety and the following substituted therefore:

Provided the Lessee is not in default hereunder beyond any applicable grace period and provided Lessee is in occupancy of the Demised Premises, the Lessee shall have the right to renew the Term of this Lease for one (1) additional term often (10) years (the “Renewal Term”), Lessee shall exercise the renewal option by giving Lessor written notice twelve (12) months prior to the expiration of the term of the Lease as herein defined of Lessee’s intention to renew the Term of this Lease. Upon receipt by Lessor of such notice, the Term of this Lease shall be extended for ten (10) years from the expiration of the term as defined herein, upon the same terms and conditions, excepting Basic Rent, as during the twenty (20) year Term hereof. In addition to any other adjustments provided for in the Lease, the Basic Rent shall be adjusted by the following formula:

The rental rate during the first five years of the Renewal Term shall be the then prevailing rental rates for properties of equivalent quality, size, utility and location within Morris County, State of New Jersey, with the length of the Lease Term and credit standing of Lessee herein to be taken into account as of the date of renewal. Notwithstanding the foregoing, for purposes of determining the size and utility of comparable properties, no expansions or improvements made by Lessee subsequent to the Effective Date shall be reflected in such comparison.

Within thirty (30) days of Lessor’s receipt of notice of Lessee’s intent to exercise the renewal option, Lessor and Lessee shall agree upon the prevailing rental rate, which will apply to the rental rate during the Renewal Term. In the event that Lessor and Lessee cannot come to such an agreement, within the renewal rate shall be determined as follows:

Within the next thirty (30) days, Lessor and Lessee shall each select an arbitrator who shall be a real estate broker licensed in the area in which the building is situated and having a minimum of five (5) years experience in leasing industrial and office space. Notice shall be given to the other party of the name of the arbitrator selected. If either Lessor or Lessee fails to appoint such an arbitrator within the allotted time, the arbitrator appointed by the other party shall make the determination of the then prevailing rental rate and this determination shall be final and binding on both parties hereto.

If both Lessor and Lessee appoint an arbitrator in accordance with the provisions above and the two arbitrators cannot agree upon a prevailing rental rate within thirty (30) days following their appointment, the two arbitrators shall forthwith select a third arbitrator having like qualifications and each of the original arbitrators will immediately submit his or her judgment as to the fair market rent in writing to the third arbitrator, The third arbitrator will choose and decide on one of the two prevailing rental rates submitted by the two original arbitrators within ten (10) days and the selection of the third arbitrator shall be final and binding on both parties. In the event the two arbitrators appointed by the Lessor and Lessee cannot agree upon a third arbitrator, then the third arbitrator shall be appointed by the New Jersey Chapter of the Society of Industrial

Realtors. The prevailing rental rate agreed to by the two appointed arbitrators or, if applicable, the prevailing rental rate selected by the third arbitrator, shall be final and binding upon the parties hereto. Lessor and Lessee shall each bear the expense of the respective arbitrator appointed by each and the expense of a third arbitrator, if needed shall be shared equally by both parties.

The increase in the Basic Rent during the second five years of the Renewal Term shall be related to the Consumer Price Index All Urban Consumers, New York, New York - Northeastern New Jersey and the Escalation Base for Basic Rent shall be the rental as determined herein for the first five years of the Renewal Term. The Index as of the first month of the Renewal Term shall constitute the Base Index. The Index as of the 60th month of the Renewal Term shall constitute the Renewal Index. The Renewal Index shall be divided by the Base Index; this percentage shall be multiplied by the Escalation Base to determine the Basic Rent during the last five years of the Renewal Term. For example, if the Base Index is 120 and the Renewal Index is 150: the Basic Rent during the last five years of the Renewal Term would be (150 / 120 = 125% x $900,000 = $1,125,000).

Notwithstanding the above, in no event shall the Basic Rent during the Renewal Term be less than the last year’s Basic Rent of the Extended Term (i.e., $11.25NNN per square foot per year).

(f) Article 33 entitled “Lessee’s Right to Purchase Property” is deleted in its entirety and nothing substituted therefore.

(g) Article 34 entitled Right of “First Offer” is deleted in its entirety and the following substituted therefore:

Lessor has leased the space of approximately 9,978 square feet in the building on the mezzanine level immediately adjacent to the Demised Premises, indicated by crosshatching on Exhibit A (“Expansion Space”), to another tenant. If the term of the other tenant’s lease shall expire prior to the expiration of the Extended Term of this Lease (or the Renewal Term if this Lease is extended pursuant to the terms of an Option to Renew), Lessor shall notify Lessee of the availability of such space for reletting. This notification and the right to lease said Expansion Space is a one time right only for the benefit of Lessee. Provided Lessee gives written notice of its desire to lease such space within 20 days after receipt of said notice then Lessor shall deliver possession of such space in an “as is” condition to Lessee upon the expiration of such lease and, from and after the date of delivery of possession of such space to Lessee (i) such space shall be included in the Demised Premises for all purposes of this Lease, (ii) all of the terms of this Lease shall apply to such space, (iii) the Basic Rent for the remainder of the term of this Lease shall be increased by the product of the number of rentable square feet in such space (9,978sq. ft.) multiplied by the Basic Rent per rentable square foot payable from time to time with respect to the Demised Premises as herein defined and (iv) Lessee’s Share of the Complex Operating Costs and Lessee’s Share of Real Property Taxes shall be appropriately increased in accordance with the method of calculation of each set forth in this Lease, Lessor’s notice may not be given more than (12) months prior to the date as of which said premises will become available for reletting. If Lessee fails to respond to said notice within 20 day period, Lessee’s rights under this paragraph shall be deemed to have been forever waived, and Lessor shall be free (without any further obligation to Lessee) to lease the space to anyone upon the same or any other terms and without any further obligation to Lessee, whether or not the terms of such lease are more or less favorable than those offered to Lessee. Lessee’s right to expand, as aforesaid, is subordinate to any expansion or renewal options granted, from time to time, in leases to other tenants in the building.

This one time right to lease additional space shall be terminated during any period in which Lessee is in default beyond applicable cure and grace periods. The period of time within which this first right to expand may be exercised shall not be extended or enlarged by reason of Lessee’s inability to exercise such rights because of the foregoing provision. If Lessee fails to exercise this right to lease additional space pursuant to the terms of this Article in any instance when such right may arise, Lessee’s right in the instance in question shall thereafter be deemed null and void and of no further force or effect.

Notwithstanding anything contained herein to the contrary, in the event that Lessor recaptures the Expansion Space due to a default by the current tenant, Lessor’s notice period shall be not less than 30 days.

(h) Article 35 entitled “Lessor’s Contingency” is deleted in its entirety and nothing substituted therefore.

(5) Lessor’s Work: Roof replacement: As soon as reasonably practicable after the Effective Date (but after Lessee has installed all of its improvements on said roof, Lessor at its sole cost and expense, shall replace the roofing membrane of the Building and obtain and enforce a standard roof manufacturers warranty. In accordance with the terms and conditions of the Lease, Lessor shall be responsible during the Extended Term of the Lease for roof repairs which are not caused by the Lessee’s negligence, misuse or other cause or condition created by the Lessee. Lessee shall neither be responsible for any capital expenditures, as defined by GAAP, with respect to said roof system and roof structure, nor shall Lessee be responsible for those maintenance obligations which are covered and actually performed through the roof manufacturers warranty. However, Lessee shall be responsible for all those expenditures required which are caused by Lessee’s negligence, misuse or other cause or condition created by the Lessee.

(6) Lessee’s Share of the Complex Operating Costs per Article 3 of the Master Lease and Real Property Taxes per Article 12 of the Master Lease shall be 82.39 % and 84.42 % respectively.

(7) As the Demised Premises is herein redefined, Lessee’s Exclusive Outside Area pursuant to Article 1 (c) of the Master Lease contains 167 automobile parking spaces and 6 loading docks, and is outlined on Exhibit B, attached hereto and made a part hereof.

(8) Article 9(c) of the Lease is hereby amended by deleting “$25,000” in line 8 of said Article and replacing same with “$50,000”.

(9) Article 9(g) of the Lease is hereby amended by deleting the reference to Article 9(d) in line 3 of said Article 9(g).

(10) Except as otherwise provided herein, all other terms and provisions set forth in the Lease shall continue with the same force and effect as if set forth herein at length.

(11) All Exhibits referred to in this Addendum shall be attached and made part of.

(12) This agreement shall be binding upon the parties hereto, their heirs, successors and assigns.

Except as provided for herein, Lessee accepts the Demised Premises in an As Is condition.

IN WITNESS WHEREOF, the parties hereto have executed this instrument the day and year first above written.

LESSEE:

/s/ Patricia Merwin	IMMUNOMEDICS, INC.

ATTEST
	By:	/s/ Cynthia Sullivan
/s/ Cynthia L. Giordano		Cynthia Sullivan, President
ATTEST
	Date:	July 26, 2001

LESSOR:

BAKER PROPERTIES LIMITED PARTNERSHIP

BAKER COMPANIES, INC.
ATTEST	Its General Partner

	By:	/s/ Philip King
ATTEST		Philip King, Vice President

	Date:	8/15/2001